Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Joe Bogdan, jbogdan@magellanhealth.com, (860) 507-1910

Magellan Health Closes on Acquisition of Senior Whole Health

Scottsdale, Ariz. – October 31, 2017 – Magellan Health, Inc. (NASDAQ: MGLN) today announced it has closed on the acquisition of SWH Holdings, Inc.  (Senior Whole Health), a privately held healthcare company focused on serving complex, high-risk populations, providing both Medicare and Medicaid dual-eligible benefits to more than 22,000 members in Massachusetts and New York.

Under the terms of the agreement, Magellan will acquire Senior Whole Health for approximately $400 million cash. This price is inclusive of a $10 million contingent consideration payment based on Senior Whole Health’s Medicare plan in Massachusetts receiving a Centers for Medicare & Medicaid Services (CMS) Star Rating of at least four for 2018. Earlier this month, Senior Whole Health’s Massachusetts plan achieved an overall 2018 Star Rating of 4.5 from CMS.

The acquisition provides Magellan with the opportunity to expand into the Massachusetts Senior Care Options (SCO) program, as well as further its presence in New York City’s managed long-term care (MLTC) market. Magellan has received necessary regulatory approvals for the merger of its existing New York MLTC plan, AlphaCare of New York, Inc. and its newly acquired New York MLTC plan, Senior Whole Health of New York,  Inc. and plans to close on the merger at year end 2017 so as to more fully integrate its New York MLTC operations. Magellan Health plans to leverage Senior Whole Health’s sound, culturally competent clinical model and expertise as it seeks continued expansion in managed long-term services and supports (MLTSS).

“Since 2004, Senior Whole Health has maintained a strong reputation as a quality health plan serving individuals in both New York and Massachusetts, and we will continue to ensure that focus never wavers,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “This acquisition combines our companies’ expertise in the managed long-term care market allowing us to enhance our offerings to help members live healthy, vibrant lives.”

“Senior Whole Health has been a leader in managing chronic and specialty populations, and we are excited to be welcoming them to Magellan,” said Sam Srivastava, chief executive officer of Magellan Healthcare.  “Over the next several months, we will work closely with the team from Senior Whole Health to ensure a smooth transition of services while continuing to maintain their outstanding reputation and strong track record of growth.”

Management will provide additional details about this acquisition during its third quarter 2017 earnings call, scheduled for November 1, 2017.

About Magellan Health

Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan supports innovative ways of accessing better health through technology, while remaining focused on the critical personal relationships that are necessary to achieve a healthy, vibrant life. Magellan's customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding the expected timing of and completion of the subsequent closing of the merger of the Company’s two New York MLTC plans, Senior Whole Health’s growth opportunities and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things: (i) the potential result of a lawsuit filed on October 25, 2017 in the U.S. District Court for the Eastern District of New York by the minority shareholder of AlphaCare Holdings, LLC, the holding company for AlphaCare of New York, alleging that the merger of the NY MLTC plans is unfair to it and seeking a temporary restraining order to prohibit the merger from going forward as well as money damages (such litigation is described more fully in the Company’s Form 8-K filed today with the Securities and Exchange  Commission); (ii)  the possible election of certain of the Company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of healthcare services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues, healthcare reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 24, 2017, and the Company’s subsequent Quarterly Reports on Form 10-Q filed during 2017. Readers are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit, adjusted net income, and adjusted EPS information referred to herein may be considered a non-GAAP financial measure. Further information regarding these measures, including the reasons management considers this information useful to investors, are included in the Company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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